CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
OF
8% SERIES A CONVERTIBLE PREFERRED STOCK
Of
BLUE STAR FOODS CORP.
A Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Chief Financial Officer of Blue Star Foods Corp. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware formerly named AG Acquisition Group II, Inc., DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation's Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock designated as the 8% Series A Convertible Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 100,000,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock'') and 5,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated November 2, 2018, the Board of Directors designated 10,000 shares of the Preferred Stock as the 8% Series A Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

8% SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "8% Series A Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be ten thousand (10,000) shares.

2. No Maturity, Sinking Fund, Redemption. The Series A Preferred Stock shall have no maturity and will not be subject to any sinking fund or redemption, and will remain outstanding indefinitely unless and until converted by the holder, pursuant to Section 6 hereof, or the Corporation decides to redeem or otherwise repurchase the Series A Preferred Stock. The Corporation is not required to redeem, purchase or set aside funds to redeem the Series A Preferred Stock.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:24 PM 11/05/2018
FILED 04:24 PM 11/05/2018
SR 20187488465 - File Number 6580704

3. Ranking. The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and/or the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the common stock, par value $0.0001 per share, of the Corporation ("Common Stock"), and to all other equity securities issued by the Corporation, other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series A Preferred Stock with respect to rights to the payment of dividends and/or the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and/or the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term "equity securities" shall include convertible debt securities issued and to be issued by the Corporation.

4. Dividends.

(a) Commencing on the date that the Series A Preferred Stock is initially issued to the holder thereof (the "Original Dividend Accrual Date"), cumulative dividends shall accrue on each share of Series A Preferred Stock, at the rate of 8% (the "Dividend Rate") of the Purchase Price (as defined below) per annum (accrued daily, from but not including the next preceding Dividend Payment Date (as defined in Section 4(b) below), or, in the case of the first Dividend Payment Date, from the Original Dividend Accrual Date, to and including the respective Dividend Payment Date, on the basis of a 360-day year consisting of twelve (12) 30-day months). The term "Purchase Price" shall mean One Thousand Dollars ($1,000.00), the purchase price per share of Series A Preferred Stock.

(b) The dividend on the Series A Preferred Stock (the "Series A Dividend") shall be payable quarterly, when and if declared by the Board, beginning on December 31, 2018 and thereafter on December 31, March 31, June 30 and September 30 of each calendar year (each a "Dividend Payment Date"), or if such day is not a Business Day, on the next succeeding Business Day, to holders of record as of the tenth (10th) Business Day preceding the respective Dividend Payment Date. Series A Dividends shall only be payable in shares of Common Stock (a "PIK Dividend") with such shares being valued at the VWAP for the thirty (30) Trading Days immediately prior to each Dividend Payment Date. Any fractional shares of a PIK Dividend shall be rounded to the nearest one-hundredth of a share. All shares of Common Stock issued in payment of a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board. The term "Business Day" shall mean any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close. The term "VWAP" shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed

or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), or (b) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation, the fees and expenses of which shall be paid by the Corporation. The term "Trading Day" shall mean any day on which the Common Stock is traded on the trading market on which it is listed or quoted.

(c) No dividends on shares of Series A Preferred Stock shall be authorized by the Board, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(d) (i) No dividends shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to the Series A Preferred Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up of the Corporation, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up).

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of the Purchase Price, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series A Preferred Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

6. Conversion Rights. Each share of Series A Preferred Stock is convertible, at any time and in the sole discretion of the holder thereof, into shares of Common Stock (the "Converted Shares") at a conversion rate of five hundred (500) shares of Common Stock per each share of Series A Preferred Stock (the "Conversion Rate").

(a) Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposed as the record holder or holders of such shares of Common Stock as of such date. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.

(b) Conversion Rate Adjustments. The Conversion Rate of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) In the event the Corporation shall, at any time after the issuance of any share of Series A Preferred Stock, declare or pay any dividend or make any distribution on

Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Conversion Ratio shall be adjusted, so that the holder of any shares of Series A Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Common Stock or other securities or property that such holder would have owned or have been entitled to receive upon the happening of such event had such Series A Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event.

(ii) If the Conversion Ratio shall be adjusted pursuant to subsection (i) above, then in each such case, a corresponding adjustment shall be made to the Conversion Rate in accordance with the following formula:

$$P = \frac{P_o \times R_o}{R}$$

where:

$P =$ the adjusted Conversion Rate in effect immediately following such adjustment.

$P_o =$ the Conversion Rate in effect immediately prior to such adjustment.

$R_o =$ the Conversion Ratio in effect immediately prior to the adjustment.

$R =$ the Conversion Ratio in effect immediately following the adjustment.

(iii) The provisions of this Section 6 shall be applied successively each time there shall occur any event for which an adjustment is required to be made pursuant to subsection (a) above.

(iv) Upon a Business Combination, other than the proposed merger between the Corporation's newly formed, wholly owned subsidiary ("Merger Sub") and John Keeler & Co., Inc. d/b/a Blue Star Foods, a Florida corporation (the "Blue Star"), pursuant to which Merger Sub will merge with and into Blue Star, with Blue Star being the surviving entity, each share of Series A Preferred Stock shall remain outstanding and shall thereafter be convertible into, or shall be converted into a security which shall be convertible into, the kind and amount of securities or other property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A Preferred Stock immediately prior to such Business Combination would have been entitled upon such Business Combination, all subject to further adjustment as provided herein and in the Certificate of Incorporation. A "Business Combination" shall mean (x) a merger, share exchange or consolidation of the Corporation with any other corporation or entity; (y) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Corporation of all or substantially all of the Corporation's assets; or (z) any agreement, contract or other arrangement providing for any of the foregoing transactions.

(c) No Fractional Shares and Certificate as to Adjustment. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. Upon the occurrence of each adjustment or readjustment of the Conversion Rate of the Series A Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(d) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a PIK Dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred Stock shall be deemed given within three (3) days of deposit in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.

7. Voting Rights.

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth in this Section 7 or as otherwise required by law. On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy,

either in writing or at a meeting (voting together as a class with all other series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter, repeal or replace the Certificate of Incorporation, including by way of merger, consolidation or otherwise in which the Corporation may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock. An increase in the amount of the authorized Preferred Stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

IN WITNESS WHEREOF, Blue Star Foods Corp. has caused this Certificate of Designation to be signed by a duly authorized officer on this 5th day of November 2018.

Blue Star Foods Corp.

____

Name: Laura Anthony
Title: Chief Financial Officer and Secretary